Exhibit 99.2

For Immediate News Release

January 29, 2014

AVALONBAY COMMUNITIES, INC. ANNOUNCES

2013 OPERATING RESULTS, 8.4% DIVIDEND INCREASE

AND INITIAL 2014 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended December 31, 2013 of $252,212,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.95 for the quarter ended December 31, 2013, compared to EPS of $1.19 for the comparable period of 2012, an increase of 63.9%. For the year ended December 31, 2013, EPS was $2.78 compared to $4.32 for the comparable period of 2012, a decrease of 35.6%.

The increase in EPS for the quarter ended December 31, 2013 over the prior year period is due primarily to an increase in real estate sales and related gains as well as an increase in Net Operating Income (“NOI”) from newly developed and acquired communities, partially offset by increased depreciation and interest expense.

The decrease in EPS for the year ended December 31, 2013 from the prior year is due primarily to non-recurring charges, including amounts related to the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013.  For the year ended December 31, 2013, EPS and FFO per share, as defined below, include a charge of $0.63 per share for expensed transaction and joint venture costs from the Archstone acquisition. In addition, EPS for the year ended December 31, 2013, includes $1.45 per share for the depreciation of in-place leases acquired as part of the Archstone acquisition, which were being recognized over a six month period following the transaction. These amounts were partially offset by an increase in NOI from operating communities, as well as increases in real estate sales and related gains.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended December 31, 2013 increased 18.9% to $1.51 from $1.27 for the comparable period of 2012.  FFO per share for the year ended December 31, 2013 decreased 5.1% to $5.05 from $5.32 for the prior year. Adjusting for non-routine items as detailed in Attachment 17, FFO per share would have increased over the prior year periods by 17.4% to $1.62 and 14.7% to $6.23 for the three months and year ended December 31, 2013, respectively.

The following table compares the Company’s actual results for the quarter and year ended December 31, 2013 to the outlook provided in its third quarter 2013 earnings release in October 2013.

	Per Share
	Q4 13	2013
Projected FFO per share - October 2013 outlook (1)	$1.57	$5.12
Debt prepayment charges	(0.11)	(0.12)
Favorable Archstone acquisition costs	0.04	0.04
Overhead and other	0.01	0.01
FFO per share reported results	$1.51	$5.05

(1) Represents the mid-point of the Company’s October 2013 outlook.

The following table compares the Company’s actual FFO per share, as adjusted for non-routine items, for the year ended December 31, 2013 to the FFO per share, as adjusted for non-routine items, reforecast provided in its third quarter 2013 earnings call on October 24, 2013.

Per Share
2013
FFO per share, as adjusted for non-routine items - October 2013 reforecast	$6.25
Community revenue	0.01
Community expenses	(0.01)
Interest, joint venture activities and other	(0.02)
FFO per share, as adjusted for non-routine items	$6.23

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, “Strong growth in quarterly and full year adjusted FFO was driven by our existing portfolio as well as leasing and stabilization of newly developed communities.  Projected FFO growth in 2014 supports the 8.4% dividend increase announced this evening, driven by healthy portfolio NOI growth, completion of over $1 billion of development and full year benefit of our investment in Archstone.”

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Quarter Ended December 31, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $124,231,000, or 45.0%, to $400,002,000.  This increase is primarily attributed to the Archstone acquisition in the first quarter of 2013, new developments, as well as growth in Established Community revenue noted below.  For Established Communities, Average Rental Rates increased by 3.8%, and were partially offset by a decrease in Economic Occupancy of 0.3%, resulting in an increase in rental revenue of 3.5%. Total revenue for Established Communities increased $7,167,000 to $210,882,000. Operating expenses for Established Communities increased $3,095,000, or 5.0%, to $65,108,000. Accordingly, NOI for Established Communities increased by 2.9%, or $4,072,000, to $145,774,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the fourth quarter of 2013 compared to the fourth quarter of 2012:

Q4 2013 Compared to Q4 2012
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)

New England	3.7%	(0.8%)	5.2%	1.7%	20.1%
Metro NY/NJ	3.5%	(0.2%)	2.6%	3.7%	30.0%
Mid-Atlantic	0.2%	(0.2%)	7.8%	(2.9%)	12.1%
Pacific NW	5.5%	(0.5%)	17.6%	(0.5%)	5.3%
No. California	7.0%	0.2%	6.1%	7.6%	18.4%
So. California	3.5%	(0.5%)	1.7%	3.6%	14.1%
Total	3.8%	(0.3%)	5.0%	2.9%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Operating Results for the Year Ended December 31, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $441,762,000, or 41.5%, to $1,505,795,000.  This increase is primarily attributed to the Archstone acquisition in the first quarter of 2013, new developments, as well as growth in Established Community revenue noted below.  For Established Communities, Average Rental Rates increased by 4.2%, coupled with an increase in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 4.3%. Total revenue for Established Communities increased $34,802,000 to $834,391,000. Operating expenses for Established Communities increased $8,656,000, or 3.5%, to $255,452,000. Accordingly, NOI for Established Communities increased by 4.7%, or $26,146,000, to $578,939,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2013 as compared to the year ended December 31, 2012:

Full Year 2013 Compared to Full Year 2012
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)

New England	3.1%	0.1%	5.7%	1.8%	19.9%
Metro NY/NJ	4.3%	0.0%	4.3%	4.4%	29.9%
Mid-Atlantic	0.9%	(0.1%)	2.6%	0.1%	12.4%
Pacific NW	7.5%	(0.3%)	11.2%	5.3%	5.4%
No. California	7.8%	0.3%	(1.6%)	11.7%	18.4%
So. California	3.7%	0.2%	1.3%	5.1%	14.0%
Total	4.2%	0.1%	3.5%	4.7%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the three months ended December 31, 2013, the Company engaged in the following development activity.

The Company completed the development of four communities: Avalon Somerset, located in Somerset, NJ; Avalon Natick, located in Natick, MA; Avalon East Norwalk, located in Norwalk, CT; and Eaves West Valley II, located in San Jose, CA. These four communities contain an aggregate of 1,115 apartment homes and were constructed for an aggregate Total Capital Cost of $222,300,000.

The Company started the construction of four communities:  Avalon Baker Ranch, located in Lake Forest, CA; Avalon Vista, located in Vista, CA; Avalon Bloomfield Station, located in Bloomfield, NJ; and Avalon Glendora, located in Glendora, CA.  These communities will contain 1,131 apartment homes when completed and will be developed for an estimated Total Capital Cost of $319,700,000.

The Company also acquired land parcels related to the development of five apartment communities during the quarter ended December 31, 2013 for an aggregate purchase price of $77,875,000. The Company has started or anticipates starting construction of new apartment communities on these land parcels during the next 12 months.

The Company added five Development Rights. If developed as expected, these Development Rights will contain 1,153 apartment homes and will be developed for an estimated Total Capital Cost of $311,000,000.

During 2013 the Company:

•      completed the development of 12 communities containing an aggregate of 2,871 apartment homes, for a Total Capital Cost of $630,000,000;

•      commenced the development of 13 communities which are expected to contain 3,792 apartment homes and be completed for a Total Capital Cost of $1,323,000,000, one of which is being constructed on behalf of a joint venture in which the Company has an interest; and

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

•      added or acquired 26 Development Rights, which if developed as expected will contain 7,711 apartment homes and be completed for a Total Capital Cost of $2,263,000,000.

Redevelopment Activity

During the three months ended December 31, 2013, the Company completed the redevelopment of one Avalon and one Eaves community, which contain an aggregate of 586 apartment homes and were redeveloped for an aggregate Total Capital Cost of $21,100,000, excluding costs incurred prior to the redevelopment.

During 2013 the Company:

•     completed the redevelopment of six communities containing an aggregate of 1,997 apartment homes, for a Total Capital Cost of $52,700,000, excluding costs incurred prior to redevelopment; and

•      commenced the redevelopment of four communities containing an aggregate of 887 apartment homes, for a projected Total Capital Cost of $44,000,000, excluding costs incurred prior to redevelopment.

Acquisition Activity

During the three months ended December 31, 2013, the Company acquired Arboretum at Burlington, located in Burlington, MA. Arboretum at Burlington contains 312 apartment homes and was acquired for a purchase price of $79,850,000.

Disposition Activity

During the three months ended December 31, 2013, the Company engaged in the following disposition activity.

The Company sold four wholly-owned communities, including two communities acquired as part of the Archstone acquisition. The communities sold are Avalon on the Sound East, located in New Rochelle, NY; Avalon Rosewalk, located in San Jose, CA; Archstone Vanoni Ranch, located in Ventura, CA; and Archstone Wheaton Station, located in Wheaton, MD. The communities were sold for an aggregate sales price of $495,000,000, and a weighted average Initial Year Market Cap Rate of 4.8%, resulting in a gain in accordance with GAAP of $160,058,000. The two AvalonBay communities yielded an unleveraged IRR of 12.6% over a 14.6 year weighted average holding period.

AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold four communities containing 895 apartment homes for an aggregate sales price of $174,350,000. The Company’s share of the total gain in accordance with GAAP was $2,941,000.

During 2013 the Company sold eight wholly-owned communities, including four communities acquired as part of the Archstone acquisition.  The communities, containing 3,299 apartment homes, were sold for an aggregate sales price of $932,800,000, and a weighted average Initial Year Market Cap Rate of 4.9%, resulting in a gain in accordance with GAAP of $278,231,000.  The four AvalonBay communities yielded an unleveraged IRR of 12.8% over a 13.4 year weighted average holding period.

Liquidity and Capital Markets

At December 31, 2013, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $380,022,000 in unrestricted cash and cash in escrow.

New Financing Activity

In mid-December 2013, the Company issued $350,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement. The notes mature in December 2023 and were issued at a 4.20% interest rate. The notes have an effective interest rate of 4.30% including the effect of offering costs.

In late December 2013, the Company used a portion of the proceeds from the December 2013 unsecured notes offering to repay three fixed rate secured mortgage notes in the amount of $302,039,000, having a weighted average contractual interest rate of 5.47%, in advance of their respective maturity dates in 2015.  As part of the early retirement of these secured notes, the Company incurred a charge for prepayment penalties and the write-off of associated deferred financing costs of $14,921,000.

First Quarter 2014 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2014 of $1.16 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is an 8.4% increase over the Company’s prior quarterly dividend of $1.07 per share. The dividend is payable on April 15, 2014 to common stockholders of record as of March 31, 2014.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts, and expected growth in taxable income.

Lehman Common Stock Holding Update

At the closing of the Archstone acquisition on February 27, 2013, AvalonBay and Equity Residential (“EQR”) delivered to an affiliate of Lehman Brothers Holdings, Inc. (“Lehman”) shares of common stock of AvalonBay valued at $1.88 billion and shares of common stock of EQR valued at $1.93 billion, respectively. Lehman has reported publicly in a bankruptcy court filing that, “[a]s of January 24, 2014, the combined aggregate market value of [Lehman’s] remaining holdings in EQR and AVB were approximately $582 million.”

2014 Financial Outlook

The following presents the Company’s financial outlook for 2014, the details of which are summarized on Attachments 15 and 16.

In setting operating expectations for 2014, management considered third party macroeconomic forecasts that project continued economic growth.  Projected EPS is expected to be within a range of $4.31 to $4.61 for the full year 2014.  The Company

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

expects 2014 Projected FFO per share to be in the range of $6.60 to $6.90.

For the first quarter of 2014, the Company expects projected earnings per share, diluted within a range of $0.97 to $1.01. The Company expects Projected FFO per share in the first quarter of 2014 within a range of $1.60 to $1.64.

The Company’s 2014 financial outlook is based on a number of assumptions and estimates, some of which are provided on Attachments 15 and 16 of this release. The primary macroeconomic assumptions considered by the Company include the job growth and personal income growth that the Company expects for 2014, both for the U.S. as a whole and for the Company’s markets.  In the Company’s markets for 2014, the Company expects job growth and total personal income growth of 1.6% and 5.4%, respectively.

The following provides additional information on the Company’s primary estimates and assumptions for 2014:

Property Operations

The Company anticipates updating the composition of its Established Communities portfolio as of both January 1, 2014 and April 1, 2014. The expected April 1, 2014 update is primarily to incorporate the stabilized assets acquired in February 2013 as part of the Archstone acquisition.

The following are the Company’s expectations for full year 2014 growth in its Established Community portfolio that will be effective January 1, 2014.

•      The Company expects an increase in Established Communities’ rental revenue of 3.0% to 4.25%.

•      The Company expects an increase in Established Communities’ operating expenses of 2.0% to 3.0%.

•      The Company expects an increase in Established Communities’ NOI of 3.0% to 5.0%.

The Company expects the portfolio of Established Communities Effective April 1, 2014, which is expected to include communities acquired in the Archstone acquisition, to exhibit similar period over period growth, for the period from April 1, 2014 to December 31, 2014, to the ranges provided above.

Development and Redevelopment

•      The Company anticipates starting new developments in 2014 representing approximately $1,400,000,000 of Total Capital Cost.

•      The Company expects to complete the development of 16 communities with a Total Capital Cost of approximately $1,100,000,000 in 2014.

•      The Company expects to disburse approximately $1,400,000,000 in 2014 related to its development activity, including the cost of acquiring land for future development.

•      The Company expects to complete and deliver approximately 5,100 apartment homes in 2014, and expects to occupy 4,700 apartment homes during the year.

•      The Company expects to start the redevelopment of 13 communities with an expected Total Capital Cost of approximately $126,700,000, and to invest approximately $100,000,000 in its redevelopment communities in 2014. Amounts exclude costs incurred prior to redevelopment.

Capital Markets & Transaction Activity

The Company’s investment activity during 2014 could require up to $1,500,000,000 of external funding.  The Company expects to meet this funding need through a combination of one or more of the following sources: asset sales, new unsecured debt and common or preferred stock issuances.  The Company’s funding plan is not dependent on any single source of capital and the ultimate funding sources used will depend on real estate, interest rate and capital market conditions at the time that capital is sourced.

First Quarter Conference Schedule

Management is scheduled to present at Citi’s Global Property CEO Conference from March 2 - 5, 2014.  Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company.  Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event on the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call January 30, 2014 at 1:00 PM ET to review and answer questions about this release, its fourth quarter and full year 2013 results, its projections for 2014, the Attachments (described below) and related matters. To participate on the call, dial 888-437-9318 domestically and 719-325-2157 internationally and use conference id: 3009309.

To hear a replay of the call, which will be available from January 30, 2014 at 6:00 PM ET to February 6, 2014 at 6:00 PM ET, dial 888-203-1112 domestically

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

and 719-457-0820 internationally, and use conference id: 3009309.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity, and financial outlook assumptions. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings.

Quarterly Earnings Call Format Update

The Company has modified its quarterly earnings call materials and conference call format.  In addition to the Attachments, the Company will provide a management letter and presentation that will be available on the Company’s website at http://www.avalonbay.com/earnings prior to the conference call scheduled for 1:00 PM ET on Thursday, January 30, 2014.  The management letter will include information and commentary that has been historically provided by management on the Company’s conference call.  Management will discuss the presentation on the conference call. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of December 31, 2013, the Company owned or held a direct or indirect ownership interest in 273 apartment communities containing 81,522 apartment homes in twelve states and the District of Columbia, of which 29 communities were under construction and three communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected 2014 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 17, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.”  Attachment 17 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay
COMMUNITIES, INC.

FOURTH QUARTER 2013

Supplemental Operating and Financial Data

AVA U District
Seattle, WA

Avalon Natick
Natick, MA

Avalon Irvine II
Irvine, CA

AvalonBay offers three distinct brands – Avalon, AVA and eaves by Avalon - each targeted to different customer segments with unique needs and preferences. This expanded brand portfolio helps us reach new customers and better serve our existing residents.

FOURTH QUARTER 2013

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Financial and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established)	Attachment 6
Full Year Revenue and Occupancy Changes (Established Communities)	Attachment 7
Operating Expenses (“Opex”) (Established Communities)	Attachment 8

Development, Redevelopment, Acquisition and Disposition Profile
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs	Attachment 9
Development Communities	Attachment 10
Redevelopment Communities	Attachment 11
Future Development.	Attachment 12
Unconsolidated Real Estate Investments	Attachment 13
Summary of Disposition Activity	Attachment 14

2014 Financial Outlook
2014 Financial Outlook	Attachment 15
Projected Sources and Uses of Cash	Attachment 16

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 17

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate.  In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1

AvalonBay Communities, Inc.

Selected Financial and Other Information

December 31, 2013

(Dollars in thousands except per share data)

(unaudited)

SELECTED FINANCIAL INFORMATION

	Q4	Q4		Full Year	Full Year
	2013	2012	% Change	2013	2012	% Change

Net income attributable to common stockholders	$252,212	$122,356	106.1%	$353,141	$423,869	(16.7%)

Per common share - basic	$1.95	$1.19	63.9%	$2.78	$4.34	(35.9%)
Per common share - diluted	$1.95	$1.19	63.9%	$2.78	$4.32	(35.6%)

Funds from Operations	$195,344	$130,636	49.5%	$642,814	$521,047	23.4%
Per common share - diluted	$1.51	$1.27	18.9%	$5.05	$5.32	(5.1%)

Dividends declared - common	$138,476	$110,971	24.8%	$553,829	$391,916	41.3%
Per common share	$1.07	$0.97	10.3%	$4.28	$3.88	10.3%

Common shares outstanding	129,416,695	114,403,472	13.1%	129,416,695	114,403,472	13.1%
Outstanding operating partnership units	7,500	7,500	0.0%	7,500	7,500	0.0%
Total outstanding shares and units	129,424,195	114,410,972	13.1%	129,424,195	114,410,972	13.1%

Average shares and participating securities outstanding - basic	129,415,275	102,608,804	26.1%	127,058,147	97,707,801	30.0%

Weighted shares - basic	129,225,745	102,401,254	26.2%	126,855,754	97,416,401	30.2%
Average operating partnership units outstanding	7,500	7,500	0.0%	7,500	7,500	0.0%
Effect of dilutive securities	378,222	454,582	(16.8%)	402,649	601,251	(33.0%)
Average shares outstanding - diluted	129,611,467	102,863,336	26.0%	127,265,903	98,025,152	29.8%

DEBT COMPOSITION AND MATURITIES	CAPITALIZED COSTS

		Average						Non-Rev
		Interest	Remaining			Cap	Cap	Capex
Debt Composition (1) (2)	Amount	Rate (3)	Maturities (1)			Interest	Overhead	per Home (5)

Conventional Debt			2014	$ 166,986	Q413	$19,670	$12,763	$169
Long-term, fixed rate	$4,875,683		2015	$ 619,766	Q313	$17,205	$8,876	$118
Long-term, variable rate	65,814		2016	$ 284,206	Q213	$16,824	$8,545	$66
Variable rate facility (4)	--		2017	$ 979,524	Q113	$13,139	$7,944	$99
Subtotal, Conventional	4,941,497	4.1%	2018	$ 95,830	Q412	$12,107	$6,534	$203

Tax-Exempt Debt				COMMUNITY INFORMATION
Long-term, fixed rate	142,706
Long-term, variable rate	945,795
Subtotal, Tax-Exempt	1,088,501	2.8%						Apartment
							Communities (6)	Homes (6)
Total Debt	$6,029,998	3.9%			Current Communities		244	72,814
					Development Communities		29	8,708
					Development Rights		46	12,986

(1) The Company has the option to extend the maturity date of $497,922 and $692,191 principal amount of indebtedness currently scheduled to mature in 2015 and 2017, respectively. The extension options provide the Company the ability, for a fee, to elect a revised maturity of one or two years beyond the current maturity.

(2) Balances outstanding represent total amounts due at maturity, and do not include the associated issuance discount associated with the unsecured notes and mark-to-market premiums associated with the notes payable.

(3) Includes costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(4) Represents the Company's $1.3 billion unsecured credit facility, under which no amounts were outstanding at December 31, 2013.

(5) Beginning in the fourth quarter of 2013, Non-Rev Capex per home includes apartment homes acquired as part of the Archstone acquisition weighted for the portion of 2013 they were owned by the Company.

(6) Community and apartment home count excludes real estate held in joint ventures with Equity Residential formed in conjunction with the Archstone acquisition.

Attachment 2

AvalonBay Communities, Inc.

Detailed Operating Information

December 31, 2013

(Dollars in thousands except per share data)

(unaudited)

	Q4	Q4		Full Year	Full Year
	2013	2012	% Change	2013	2012	% Change
Revenue:
Rental and other income	$390,866	$259,169	50.8%	$1,451,419	$990,370	46.6%
Management, development and other fees	3,303	2,405	37.3%	11,502	10,257	12.1%

Total	394,169	261,574	50.7%	1,462,921	1,000,627	46.2%

Operating expenses:
Direct property operating expenses, excluding property taxes	80,661	53,417	51.0%	295,150	211,086	39.8%
Property taxes	43,677	25,736	69.7%	158,774	97,555	62.8%
Property management and other indirect operating expenses	14,199	10,276	38.2%	53,105	42,193	25.9%

Total operating expenses	138,537	89,429	54.9%	507,029	350,834	44.5%

Interest expense, net	(44,630)	(36,117)	23.6%	(172,402)	(136,920)	25.9%
Loss on interest rate contract	-	-	0.0%	(51,000)	--	100.0%
Loss on extinguishment of debt, net	(14,921)	-	100.0%	(14,921)	(1,179)	1,165.6%
General and administrative expense	(8,311)	(7,703)	7.9%	(39,573)	(34,101)	16.0%
Joint venture income (loss) (1) (2)	5,090	11,113	(54.2%)	(11,154)	20,914	(153.3%)
Investments and investment management expense	(836)	(1,545)	(45.9%)	(3,990)	(6,071)	(34.3%)
Expensed acquisition, development and other pursuit costs (2)	991	(9,601)	(110.3%)	(45,050)	(11,350)	296.9%
Depreciation expense	(104,806)	(62,482)	67.7%	(560,215)	(243,680)	129.9%
Casualty and impairment loss (3)	-	(1,449)	(100.0%)	--	(1,449)	(100.0%)
Gain on sale of land	-	-	0.0%	240	280	(14.3%)
Gain on acquisition of unconsolidated real estate entity	-	-	0.0%	--	14,194	(100.0%)

Income from continuing operations	88,209	64,361	37.1%	57,827	250,431	(76.9%)

Discontinued operations:
Income from discontinued operations (4)	3,823	6,761	(43.5%)	16,713	26,820	(37.7%)
Gain on sale of real estate	160,058	51,262	212.2%	278,231	146,311	90.2%

Total discontinued operations	163,881	58,023	182.4%	294,944	173,131	70.4%

Net income	252,090	122,384	106.0%	352,771	423,562	(16.7%)
Net loss (income) attributable to redeemable noncontrolling interests	122	(28)	(535.7%)	370	307	20.5%

Net income attributable to common stockholders	$252,212	$122,356	106.1%	$353,141	$423,869	(16.7%)

Net income attributable to common stockholders per common share - basic	$1.95	$1.19	63.9%	$2.78	$4.34	(35.9%)

Net income attributable to common stockholders per common share - diluted	$1.95	$1.19	63.9%	$2.78	$4.32	(35.6%)

(1)           Joint venture income includes gains of $2,941 and $6,501 for the three months ended December 31, 2013 and 2012, respectively, related to the sale of unconsolidated communities. Amount for the year ended December 31, 2013 includes $15,799 related to the sale of unconsolidated communities, and the Company’s interest in an unconsolidated joint venture. Amount for the year ended December 31, 2012 include $5,912 for income from the Company’s promoted interest recognized in the acquisition of Avalon Del Rey and recognition of its residual profits interests from the sale of a community in Kirkland, WA.

(2)           Amounts for the three months and year ended December 31, 2013 include an aggregate of $1,050 and $83,594, respectively, of Archstone acquisition related costs of which $2,248 and $39,543, respectively, are included as a component of joint venture income (loss). Amounts for the three months ended December 31, 2013 include the impact of a reduction in previously accrued transaction costs.

(3)           Amounts for the three months and year ended December 31, 2012 represent expensed costs for damage from Superstorm Sandy.

(4)           Reflects net income for investments in real estate classified as discontinued operations as of December 31, 2013 and investments in real estate sold during the period from January 1, 2012 through December 31, 2013. The following table details income from discontinued operations for the periods shown:

	Q4	Q4	Full Year	Full Year
	2013	2012	2013	2012

Rental income	$5,833	$14,197	$42,874	$63,406
Operating and other expenses	(1,665)	(4,154)	(12,661)	(19,437)
Interest expense, net	-	-	--	(133)
Loss on extinguishment of debt	-	-	--	(602)
Depreciation expense	(345)	(3,282)	(13,500)	(16,414)

Income from discontinued operations	$3,823	$6,761	$16,713	$26,820

Attachment 3

AvalonBay Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(unaudited)

	December 31,	December 31,
	2013	2012

Real estate	$14,904,136	$8,502,956
Less accumulated depreciation	(2,503,902)	(1,945,281)
Net operating real estate	12,400,234	6,557,675
Construction in progress, including land	1,583,120	802,779
Land held for development	300,364	316,037
Operating real estate assets held for sale, net	14,491	338,629

Total real estate, net	14,298,209	8,015,120

Cash and cash in escrow	380,022	2,783,568
Resident security deposits	26,672	24,748
Investments in unconsolidated real estate entities	353,866	129,352
Other assets	269,374	207,290
Total assets	$15,328,143	$11,160,078

Unsecured notes, net	$2,594,709	$1,945,798
Unsecured credit facility	--	--
Notes payable	3,550,682	1,905,235
Resident security deposits	45,485	37,049
Liabilities related to assets held for sale	874	10,495
Other liabilities	519,346	413,681
Total liabilities	$6,711,096	$4,312,258

Redeemable noncontrolling interests	17,320	7,027
Equity	8,599,727	6,840,793
Total liabilities and equity	$15,328,143	$11,160,078

Attachment 4

AvalonBay Communities, Inc.

Sequential Operating Information by Business Segment (1)

December 31, 2013

(Dollars in thousands)

(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment Homes	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

RENTAL REVENUE
Established (2)	33,519	$210,788	$210,902	$208,004	$204,319	$203,632
Other Stabilized (excluding Archstone) (2) (3)	6,686	41,722	41,199	40,051	39,323	37,211
Other Stabilized - Archstone (2) (4)	17,037	100,191	100,555	99,924	34,349	N/A
Redevelopment (2)	2,982	16,062	15,889	15,458	15,231	15,054
Development (2)	11,945	21,381	16,446	11,090	5,498	2,689
Total Consolidated Communities	72,169	$390,144	$384,991	$374,527	$298,720	$258,586

OPERATING EXPENSE
Established		$65,108	$65,537	$62,304	$62,502	$62,013
Other Stabilized (excluding Archstone) (3)		13,150	12,788	12,296	11,679	11,808
Other Stabilized - Archstone (4)		33,804	34,947	31,167	10,806	N/A
Redevelopment		4,328	4,530	3,994	4,040	4,144
Development		7,948	6,384	4,251	2,362	1,189
Total Consolidated Communities		$124,338	$124,186	$114,012	$91,389	$79,154

NOI (2)
Established		$145,774	$145,473	$145,795	$141,897	$141,702
Other Stabilized (excluding Archstone) (3)		29,021	29,390	28,311	27,713	25,871
Other Stabilized - Archstone (4)		66,512	65,654	68,838	23,720	N/A
Redevelopment		11,756	11,383	11,487	11,215	10,933
Development		13,450	10,071	6,848	3,138	1,501
Total Consolidated Communities		$266,513	$261,971	$261,279	$207,683	$180,007

AVERAGE REVENUE PER OCCUPIED HOME
Established		$2,184	$2,188	$2,142	$2,112	$2,103
Other Stabilized (excluding Archstone) (3)		2,218	2,226	2,161	2,118	2,036
Other Stabilized - Archstone (4)		2,059	2,068	2,055	2,039	N/A
Redevelopment		1,895	1,872	1,809	1,771	1,758

ECONOMIC OCCUPANCY (5)
Established		96.0%	95.9%	96.6%	96.2%	96.3%
Other Stabilized (excluding Archstone) (3)		95.4%	95.9%	96.0%	96.3%	94.8%
Other Stabilized - Archstone (4)		95.2%	95.1%	95.2%	95.0%	N/A
Redevelopment		94.8%	94.9%	95.5%	96.1%	95.7%

STABILIZED COMMUNITIES TURNOVER
Current Year Period / Prior Year Period (6)		47.7% / 46.5%	70.1% / 64.9%	55.0% / 56.0%	41.4% / 43.2%	46.5% / 46.8%
Current Year/ Prior Year (6)		53.6% / 52.8%				52.8% / 53.5%

(1)	Includes consolidated communities, and excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

Results for these communities for quarters prior to January 1, 2013 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(4)

Results for the Archstone apartment communities include operations for each of the entire quarters ended December 31, 2013, September 30, 2013, and June 30, 2013, and include one month and one day of operations for the quarter ended March 31, 2013.

(5)	For per home rent projections and economic occupancy for Development Communities currently under construction and/or in lease-up see Attachment #10, Development Communities.

(6)

Turnover represents the annualized number of units turned over during the quarter or year-to-date period, divided by the total number of apartment homes for Established Communities for the respective reporting period.

Attachment 5

AvalonBay Communities, Inc.

Quarterly Revenue and Occupancy Changes - Established Communities (1)

December 31, 2013

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Q4 13	Q4 12	% Change	Q4 13	Q4 12	% Change	Q4 13	Q4 12	% Change
New England
Boston, MA	5,070	$2,175	$2,077	4.7%	95.5%	96.1%	(0.6%)	$31,576	$30,323	4.1%
Fairfield-New Haven, CT	2,152	2,166	2,138	1.3%	95.2%	96.4%	(1.2%)	13,311	13,300	0.1%
New England Average	7,222	2,172	2,094	3.7%	95.4%	96.2%	(0.8%)	44,887	43,623	2.9%

Metro NY/NJ
New York City, NY	2,196	3,547	3,422	3.7%	96.6%	96.0%	0.6%	22,578	21,648	4.3%
New York - Suburban	3,066	2,465	2,386	3.3%	96.0%	96.9%	(0.9%)	21,762	21,251	2.4%
New Jersey	3,154	2,022	1,949	3.7%	96.6%	97.1%	(0.5%)	18,469	17,894	3.2%
Metro NY/NJ Average	8,416	2,581	2,493	3.5%	96.4%	96.6%	(0.2%)	62,809	60,793	3.3%

Mid-Atlantic
Washington Metro	4,443	1,957	1,953	0.2%	95.6%	95.8%	(0.2%)	24,939	24,948	0.0%
Mid-Atlantic Average	4,443	1,957	1,953	0.2%	95.6%	95.8%	(0.2%)	24,939	24,948	0.0%

Pacific Northwest
Seattle, WA	2,387	1,729	1,638	5.5%	95.2%	95.7%	(0.5%)	11,786	11,223	5.0%
Pacific Northwest Average	2,387	1,729	1,638	5.5%	95.2%	95.7%	(0.5%)	11,786	11,223	5.0%

Northern California
San Jose, CA	1,692	2,549	2,419	5.4%	96.5%	95.1%	1.4%	12,479	11,682	6.8%
Oakland-East Bay, CA	2,268	1,979	1,816	9.0%	96.2%	96.6%	(0.4%)	12,957	11,930	8.6%
San Francisco, CA	1,264	2,955	2,772	6.6%	96.2%	96.7%	(0.5%)	10,783	10,161	6.1%
Northern California Average	5,224	2,400	2,243	7.0%	96.3%	96.1%	0.2%	36,219	33,773	7.2%

Southern California
Los Angeles, CA	2,985	1,877	1,816	3.3%	96.6%	97.2%	(0.6%)	16,228	15,794	2.7%
Orange County, CA	1,483	1,758	1,694	3.8%	95.6%	95.8%	(0.2%)	7,478	7,219	3.6%
San Diego, CA	1,359	1,638	1,588	3.1%	96.5%	96.7%	(0.2%)	6,442	6,259	2.9%
Southern California Average	5,827	1,791	1,731	3.5%	96.3%	96.8%	(0.5%)	30,148	29,272	3.0%
Average/Total Established	33,519	$2,184	$2,103	3.8%	96.0%	96.3%	(0.3%)	$210,788	$203,632	3.5%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2012 such that a comparison of 2012 to 2013 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.4% between years.

Attachment 6

AvalonBay Communities, Inc.

*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities

December 31, 2013

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000’s)

		Q4 13	Q3 13	% Change	Q4 13	Q3 13	% Change	Q4 13	Q3 13	% Change
New England
Boston, MA	5,070	$2,175	$2,163	0.6%	95.5%	95.7%	(0.2%)	$31,576	$31,489	0.3%
Fairfield-New Haven, CT	2,152	2,166	2,197	(1.4%)	95.2%	95.5%	(0.3%)	13,311	13,537	(1.7%)
New England Average	7,222	2,172	2,172	0.0%	95.4%	95.7%	(0.3%)	44,887	45,026	(0.3%)

Metro NY/NJ
New York City, NY	2,196	3,547	3,551	(0.1%)	96.6%	96.2%	0.4%	22,578	22,517	0.3%
New York - Suburban	3,066	2,465	2,485	(0.8%)	96.0%	96.2%	(0.2%)	21,762	21,980	(1.0%)
New Jersey	3,154	2,022	2,041	(1.0%)	96.6%	96.1%	0.5%	18,469	18,571	(0.5%)
Metro NY/NJ Average	8,416	2,581	2,597	(0.6%)	96.4%	96.2%	0.2%	62,809	63,068	(0.4%)

Mid-Atlantic
Washington Metro	4,443	1,957	1,984	(1.4%)	95.6%	95.5%	0.1%	24,939	25,257	(1.3%)
Mid-Atlantic Average	4,443	1,957	1,984	(1.4%)	95.6%	95.5%	0.1%	24,939	25,257	(1.3%)

Pacific Northwest
Seattle, WA	2,387	1,729	1,732	(0.2%)	95.2%	94.7%	0.5%	11,786	11,755	0.3%
Pacific Northwest Average	2,387	1,729	1,732	(0.2%)	95.2%	94.7%	0.5%	11,786	11,755	0.3%

Northern California
San Jose, CA	1,692	2,549	2,538	0.4%	96.5%	95.4%	1.1%	12,479	12,291	1.5%
Oakland-East Bay, CA	2,268	1,979	1,950	1.5%	96.2%	96.3%	(0.1%)	12,957	12,776	1.4%
San Francisco, CA	1,264	2,955	2,950	0.2%	96.2%	96.1%	0.1%	10,783	10,749	0.3%
Northern California Average	5,224	2,400	2,382	0.7%	96.3%	95.9%	0.4%	36,219	35,816	1.1%

Southern California
Los Angeles, CA	2,985	1,877	1,868	0.5%	96.6%	96.2%	0.4%	16,228	16,090	0.9%
Orange County, CA	1,483	1,758	1,741	1.0%	95.6%	95.8%	(0.2%)	7,478	7,425	0.7%
San Diego, CA	1,359	1,638	1,644	(0.4%)	96.5%	96.4%	0.1%	6,442	6,465	(0.4%)
Southern California Average	5,827	1,791	1,783	0.4%	96.3%	96.2%	0.1%	30,148	29,980	0.6%

Average/Total Established	33,519	$2,184	$2,188	(0.2%)	96.0%	95.9%	0.1%	$210,788	$210,902	(0.1%)

(1) Reflects the effect of concessions amortized over the average lease term.

Attachment 7

AvalonBay Communities, Inc.

Full Year Revenue and Occupancy Changes - Established Communities (1)

December 31, 2013

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Full Year 2013	Full Year 2012	% Change	Full Year 2013	Full Year 2012	% Change	Full Year 2013	Full Year 2012	% Change
New England
Boston, MA	5,070	$2,126	$2,043	4.1%	95.8%	95.7%	0.1%	123,946	118,966	4.2%
Fairfield-New Haven, CT	2,152	2,162	2,143	0.9%	95.8%	95.8%	0.0%	53,506	53,042	0.9%
New England Average	7,222	2,137	2,073	3.1%	95.8%	95.7%	0.1%	177,452	172,008	3.2%

Metro NY/NJ
New York City, NY	2,196	3,514	3,326	5.7%	96.4%	96.3%	0.1%	89,291	84,381	5.8%
New York - Suburban	3,066	2,450	2,358	3.9%	96.5%	96.6%	(0.1%)	86,965	83,799	3.8%
New Jersey	3,154	2,009	1,943	3.4%	96.5%	96.6%	(0.1%)	73,374	71,054	3.3%
Metro NY/NJ Average	8,416	2,563	2,457	4.3%	96.5%	96.5%	0.0%	249,630	239,234	4.3%

Mid-Atlantic
Washington Metro	4,443	1,967	1,949	0.9%	95.9%	96.0%	(0.1%)	100,538	99,750	0.8%
Mid-Atlantic Average	4,443	1,967	1,949	0.9%	95.9%	96.0%	(0.1%)	100,538	99,750	0.8%

Pacific Northwest
Seattle, WA	2,387	1,695	1,577	7.5%	95.7%	96.0%	(0.3%)	46,482	43,376	7.2%
Pacific Northwest Average	2,387	1,695	1,577	7.5%	95.7%	96.0%	(0.3%)	46,482	43,376	7.2%

Northern California
San Jose, CA	1,692	2,494	2,340	6.6%	96.2%	95.6%	0.6%	48,693	45,419	7.2%
Oakland-East Bay, CA	2,268	1,911	1,760	8.6%	96.3%	96.1%	0.2%	50,112	46,043	8.8%
San Francisco, CA	1,264	2,882	2,656	8.5%	96.4%	96.6%	(0.2%)	42,124	38,901	8.3%
Northern California Average	5,224	2,335	2,166	7.8%	96.3%	96.0%	0.3%	140,929	130,363	8.1%

Southern California
Los Angeles, CA	2,985	1,855	1,789	3.7%	96.5%	96.6%	(0.1%)	64,132	61,879	3.6%
Orange County, CA	1,483	1,725	1,656	4.2%	95.8%	95.7%	0.1%	29,407	28,185	4.3%
San Diego, CA	1,359	1,618	1,568	3.2%	96.4%	95.6%	0.8%	25,444	24,470	4.0%
Southern California Average	5,827	1,767	1,704	3.7%	96.3%	96.1%	0.2%	118,983	114,534	3.9%
Average/Total Established	33,519	$2,156	$2,069	4.2%	96.2%	96.1%	0.1%	$834,014	$799,265	4.3%

(1) Established Communities are communities with stabilized operating expenses as of January 1, 2012 such that a comparison of 2012 to 2013 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.2% between years.

Attachment 8

AvalonBay Communities, Inc.

Operating Expenses (“Opex”) - Established Communities (1)

December 31, 2013

(Dollars in thousands)

(unaudited)

				Q4 2013				Full Year 2013
	Q4	Q4		% of	Full Year	Full Year		% of
	2013	2012	% Change	Total Opex	2013	2012	% Change	Total Opex

Property taxes (2)	$21,643	$20,454	5.8%	33.3%	$83,957	$79,675	5.4%	32.9%
Payroll (3)	14,638	13,769	6.3%	22.5%	57,934	56,936	1.8%	22.7%
Repairs & maintenance (4)	10,544	10,251	2.9%	16.2%	42,135	40,957	2.9%	16.5%
Office operations (5)	7,144	7,703	(7.3%)	11.0%	29,464	28,931	1.8%	11.5%
Utilities (6)	6,929	6,196	11.8%	10.6%	26,300	25,810	1.9%	10.3%
Insurance (7)	2,227	1,876	18.7%	3.4%	8,853	7,489	18.2%	3.4%
Marketing (8)	1,983	1,764	12.4%	3.0%	6,809	6,998	(2.7%)	2.7%
Total Established Communities Operating Expenses (9)	$65,108	$62,013	5.0%	100.0%	$255,452	$246,796	3.5%	100.0%

(1)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

Property taxes increased for the three and twelve months ended December 31, 2013 primarily due to increases in rates and assessments, particularly in the Company’s East Coast markets, and refunds received in the prior year periods that were not received in 2013.

(3)

Payroll includes expenses directly related to on-site operations. Results for the three and twelve months ended December 31, 2013 reflect increased compensation costs. The increase for the three months ended December 31, 2013 is also impacted by increased employee benefit expenses.

(4)	Repairs and maintenance increased for the three and twelve months ended December 31, 2013 primarily due to increased turnover and the timing of various maintenance projects.

(5)

Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decrease for the three months ended December 31, 2013 is due primarily to decreased bad debt expense. The increase for the twelve months ended December 31, 2013 over the prior year is primarily due to non-cash adjustments to the straight line schedule for ground lease communities, partially offset by a reduction in bad debt expense.

(6)

Utilities represents aggregate utility costs, net of resident reimbursements. The increase for the three and twelve months ended December 31, 2013 over the prior year periods is due primarily to increased costs associated with electricity, trash removal, and steam, partially offset by an increase in utility billings for water submetering.

(7)

Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for the three and twelve months ended December 31, 2013 over the prior year periods are primarily due to the renewal of the property policy, as well as the timing of claims and related recoveries. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)

Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The increase for the three months ended December 31, 2013 is primarily due to increased internet advertising costs. The decrease for the twelve months ended December 31, 2013 is due primarily to decreased customer incentive and call center costs.

(9)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support-related expenses.

Attachment 9

AvalonBay Communities, Inc.

Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs

For the Year Ended December 31, 2013

(Dollars in thousands except per home data)

(unaudited)

								Categorization of 2013 Add’l Capitalized Value (4)									2013 Maintenance Expensed Per Home (7)
								Acquisitions,							Non-Rev
							2013 Add’l	Construction,							Generating
	Apartment		Balance at		Balance at		Capitalized	Redevelopment		Revenue		Non-Rev			Capex		Carpet		Other
Current Communities (1)	Homes	(2)	12-31-13	(3)	12-31-12	(3)	Value	& Dispositions		Generating	(5)	Generating		Total	Per Home	(6)	Replacement		Maintenance		Total

Total Stabilized Communities	57,510		$10,421,896		$6,660,234		$3,761,662	$3,736,425	(8)	$1,190		$24,047		$3,761,662	$439		$144		$1,738		$1,882

Development Communities (9)	11,945		2,305,708		862,497		1,443,211	1,443,211		--		--		1,443,211	--		1		281		282

Dispositions	--		--		377,272		(377,272)	(377,272)		--		--		(377,272)	--		18		205		223

Redevelopment Communities (9)	2,982		378,190		328,441		49,749	49,749		--		--		49,749	--		78		1,566		1,643

Corporate	--		75,783		74,405		1,378	--		--		1,378	(10)	1,378	--		--		--		--
Total	72,437		$13,181,577		$8,302,849		$4,878,728	$4,852,113		$1,190		$25,425		$4,878,728	$345	(11)	$117	(12)	$1,481	(12)	$1,598	(12)
							á							á

(1)   For the purpose of this table, Current Communities excludes communities held by unconsolidated real estate joint ventures.

(2)   Apartment homes as of December 31, 2013 does not include unconsolidated communities.

(3)   Total gross fixed assets excluding land.

(4)   Policy is to capitalize if the item exceeds $15,000 and extends the useful life of the asset, and certain expenditures related to acquisitions.  Personal property is capitalized if the item is a new addition and it exceeds $2,500.

(5)   Represents revenue generating or expense saving expenditures, such as improvements to retail space, water saving devices and submetering equipment.

(6)   Non-Rev Generating Capex Per Home includes 2013 spend on communities acquired in the Archstone acquisition weighted for the portion of 2013 they were owned by the Company.

(7)   Other maintenance includes maintenance, landscaping, redecorating and appliance replacement costs.

(8)   Represents acquired communities, coupled with commitment close-outs and construction true-ups on recently constructed communities.

(9)   Represents communities that were under construction/reconstruction during 2013, including communities where construction/reconstruction has been completed.

(10)   Includes capital expenditures associated with leasehold improvements related to corporate offices.

(11) Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.

(12) Total 2013 maintenance expensed per home excludes maintenance costs related to dispositions.

Attachment 10

AvalonBay Communities, Inc.

Development Communities as of December 31, 2013

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of January 24, 2014			Q4 '13 (1)

Under Construction:
1.	Archstone Toscano	Houston, TX	474	$ 90.2	Q2 2011	Q1 2013	Q1 2014	Q3 2014	$ 1,700	90.3%	63.5%	60.1%	53.5%
2.	Avalon Bloomingdale	Bloomingdale, NJ	174	32.2	Q3 2012	Q3 2013	Q1 2014	Q3 2014	1,965	75.9%	74.1%	67.8%	40.6%
3.	AVA University District (2)	Seattle, WA	283	75.7	Q2 2012	Q3 2013	Q2 2014	Q4 2014	2,015	43.5%	43.8%	41.3%	27.2%
4.	Avalon Mosaic	Tysons Corner, VA	531	116.4	Q1 2012	Q3 2013	Q4 2014	Q2 2015	2,050	44.4%	27.5%	19.2%	8.2%
5.	Avalon West Chelsea/AVA High Line (2)	New York, NY	710	276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	3,300	8.5%	9.0%	6.8%	0.6%
6.	Avalon Arlington North	Arlington, VA	228	87.2	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,860	21.1%	14.9%	5.7%	0.2%
7.	Avalon Morrison Park	San Jose, CA	250	79.7	Q3 2012	Q4 2013	Q3 2014	Q1 2015	2,560	22.0%	21.2%	17.2%	2.7%
8.	Avalon Dublin Station II	Dublin, CA	253	77.7	Q2 2012	Q1 2014	Q2 2014	Q4 2014	2,260	20.2%	24.1%	13.4%	0.5%
9.	Avalon/AVA Assembly Row	Somerville, MA	445	113.5	Q2 2012	Q1 2014	Q3 2014	Q1 2015	2,310	-	8.8%	-	0.5%
10.	AVA 55 Ninth	San Francisco, CA	273	123.3	Q3 2012	Q1 2014	Q4 2014	Q2 2015	3,160	-	4.8%	-	-
11.	Avalon Exeter	Boston, MA	187	120.0	Q2 2011	Q1 2014	Q3 2014	Q1 2015	4,335	-	17.6%	-	-
12.	Avalon Ossining	Ossining, NY	168	37.4	Q4 2012	Q1 2014	Q3 2014	Q1 2015	2,140	-	11.9%	-	-
13.	Avalon Canton	Canton, MA	196	40.9	Q2 2013	Q1 2014	Q4 2014	Q2 2015	1,780	-	6.1%	-	-
14.	Avalon Huntington Station	Huntington Station, NY	303	83.3	Q1 2013	Q1 2014	Q1 2015	Q3 2015	2,470	-	1.0%	-	-
15.	Archstone Memorial Heights Phase I	Houston, TX	318	54.9	Q3 2012	Q1 2014	Q3 2014	Q1 2015	1,790	-	-	-	-
16.	Avalon Berkeley	Berkeley, CA	94	30.2	Q3 2012	Q2 2014	Q3 2014	Q4 2014	2,415	-	-	-	-
17.	AVA Little Tokyo (2)	Los Angeles, CA	280	109.8	Q4 2012	Q3 2014	Q2 2015	Q4 2015	2,750	-	-	-	-
18.	Avalon Wharton	Wharton, NJ	248	55.6	Q4 2012	Q1 2015	Q3 2015	Q1 2016	2,025	-	-	-	-
19.	AVA Stuart Street	Boston, MA	398	175.7	Q1 2013	Q1 2015	Q3 2015	Q1 2016	3,750	-	-	-	-
20.	Avalon Alderwood I	Lynnwood, WA	367	69.2	Q2 2013	Q2 2014	Q2 2015	Q4 2015	1,510	-	-	-	-
21.	Avalon San Dimas	San Dimas, CA	156	41.4	Q2 2013	Q4 2014	Q1 2015	Q3 2015	1,825	-	-	-	-
22.	Maple Leaf (3)	Cambridge, MA	103	28.0	Q3 2013	Q3 2014	Q4 2014	Q1 2015	2,215	-	-	-	-
23.	Avalon at Stratford	Stratford, CT	130	29.7	Q3 2013	Q3 2014	Q4 2014	Q2 2015	1,820	-	-	-	-
24.	Avalon Hayes Valley	San Francisco, CA	182	90.2	Q3 2013	Q1 2015	Q2 2015	Q4 2015	3,495	-	-	-	-
25.	Avalon Willoughby Square/AVA DoBro	Brooklyn, NY	826	444.9	Q3 2013	Q3 2015	Q4 2016	Q2 2017	3,470	-	-	-	-
26.	Avalon Baker Ranch	Lake Forest, CA	430	132.9	Q4 2013	Q1 2015	Q1 2016	Q3 2016	2,140	-	-	-	-
27.	Avalon Vista	Vista, CA	221	58.3	Q4 2013	Q2 2015	Q4 2015	Q2 2016	1,965	-	-	-	-
28.	Avalon Bloomfield Station	Bloomfield, NJ	224	53.4	Q4 2013	Q3 2015	Q1 2016	Q3 2016	2,100	-	-	-	-
29.	Avalon Glendora	Glendora, CA	256	75.1	Q4 2013	Q3 2015	Q1 2016	Q3 2016	2,045	-	-	-	-
Subtotal / Weighted Average			8,708	$ 2,802.9					$ 2,515

Completed this Quarter:
1.	Avalon Somerset	Somerset, NJ	384	76.6	Q4 2011	Q3 2012	Q4 2013	Q2 2014	$ 1,910	100.0%	92.4%	90.1%	84.3%
2.	Avalon Natick	Natick, MA	407	80.7	Q4 2011	Q1 2013	Q4 2013	Q2 2014	1,880	100.0%	98.0%	92.6%	82.2%
3.	Avalon East Norwalk	Norwalk, CT	240	46.3	Q2 2012	Q2 2013	Q4 2013	Q3 2014	1,955	100.0%	88.8%	85.0%	60.1%
4.	Eaves West Valley II	San Jose, CA	84	18.7	Q4 2012	Q3 2013	Q4 2013	Q2 2014	2,230	100.0%	77.4%	75.0%	34.2%
Subtotal / Weighted Average			1,115	$ 222.3					$ 1,935
Total / Weighted Average			9,823	$ 3,025.2					$ 2,445
Weighted Average Projected NOI as a % of Total Capital Cost (1)				6.4%

Asset Cost Basis (millions) (4):										Projected Capital Cost to be Invested (millions) (4):
Asset Cost Basis, Under Construction and Completed				$ 3,360.7						Q1 2014	Q2 2014	Q3 2014	Q4 2014
Less: Remaining to Invest, Under Construction and Completed				(1,152.0)						$ 263.6	$ 238.6	$ 208.0	$ 160.1
Total Asset Cost Basis, Under Construction and Completed				$ 2,208.7

(1)           See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)           Developments containing at least 10,000 square feet of retail space include AVA University District (12,000 sf), Avalon West Chelsea (21,000 sf), and AVA Little Tokyo (19,000 sf).

(3)           This community is being developed under a legacy Archstone joint venture structure in which the Company’s total equity interest is 20%.

(4)           Includes the communities presented on this attachment plus four additional communities with 1,210 apartment homes representing $357.9 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter.  Excludes future starts and unrelated third party partners interest in unconsolidated joint ventures.  Q4 2013 Net Operating Income for these 37 communities was $8.1 million.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2013.

Attachment 11

AvalonBay Communities, Inc.

Redevelopment Communities as of December 31, 2013

Community Information			Total	Schedule				Avg
		Number	Capital					Post-Renovated	Homes
		of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
Community Name	Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 12/31/2013

Under Redevelopment: (3) (4)

1. AVA Burbank	Burbank, CA	748	$19.3	Q3 1997	Q4 2012	Q4 2014	Q1 2015	$1,665	460
2. AVA Pasadena	Pasadena, CA	84	5.6	Q1 2012	Q2 2013	Q3 2014	Q1 2015	2,045	57
3. Eaves Creekside (5)	Mountain View, CA	294	11.9	Q4 1997	Q3 2013	Q4 2014	Q2 2015	2,225	7

Subtotal / Weighted Average		1,126	$36.8					$1,840	524

Completed this Quarter:

1. Avalon Campbell	Campbell, CA	348	$11.9	Q4 1995	Q4 2012	Q4 2013	Q2 2014	$2,185	348
2. Eaves Stamford	Stamford, CT	238	9.2	Q3 1995	Q1 2013	Q4 2013	Q2 2014	2,120	238

Subtotal / Weighted Average		586	$21.1					$2,160	586

Total / Weighted Average		1,712	$57.9					$1,950	1,110

Remaining to Invest (millions) (6)			$19.2

						Projected Capital Cost to be Invested (millions) (2) (6):

						Q1 2014	Q2 2014	Q3 2014	Q4 2014
						$ 8.7	$ 7.3	$ 3.0	$ 0.2

(1)	Exclusive of costs incurred prior to redevelopment.

(2)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

The Company commenced the redevelopment of AVA Back Bay in Boston, MA during the first quarter of 2013 for an estimated Total Capital Cost of $16.9 million, excluding costs incurred prior to redevelopment. The redevelopment of this community is primarily focused on the exterior and/or common area and is not expected to have a material impact on community operations. This community is therefore included in the Established Community portfolio and not classified as a Redevelopment Community.

(4)

The Company assumed responsibility for the redevelopment of Marina Bay, comprised of 205 apartment homes and 229 boat slips, in conjunction with the Archstone acquisition. Marina Bay, located in Marina del Rey, CA, is owned by the Archstone U.S. Fund, in which the Company holds a 28.6% interest, and is being redeveloped for an estimated Total Capital Cost of $32.9 million, excluding costs incurred prior to redevelopment. All capital necessary for the redevelopment of Marina Bay was contributed to the venture prior to the Company acquiring an interest in the venture.

(5)	This community was formally known as Eaves Downtown Mountain View.

(6)	Includes the communities presented on this attachment and excludes future starts.

This chart contains forward-looking statements.   Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2013.

Attachment 12

AvalonBay Communities, Inc.

Future Development as of December 31, 2013

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2012	34	9,602	$2,821

Q1 through Q3 2013
Additions	15	4,494	$1,228
Acquired Archstone Development Rights	6	2,064	724
Construction Starts	(9)	(2,661)	(1,002)
Adjustments to existing Development Rights (3)	(1)	(410)	(55)

Development Rights as of 9/30/2013	45	13,089	$3,716

Q4 2013
Additions	5	1,153	$311
Construction Starts	(4)	(1,131)	(315)
Adjustments to existing Development Rights	-	(125)	66

Development Rights as of 12/31/2013	46	12,986	$3,778

Current Development Rights by Market as of December 31, 2013

Boston, MA	6	2,033	$655
Fairfield-New Haven, CT	1	160	40
New York Suburban	6	1,097	343
New Jersey	14	3,872	939
Baltimore, MD	1	343	69
Washington, DC Metro	7	2,290	630
Seattle, WA	5	1,547	444
Oakland-East Bay, CA	2	486	173
San Francisco, CA	1	330	162
Orange County, CA	2	534	171
Los Angeles, CA	1	294	152

Total	46	12,986	$3,778

(1)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

The Company currently owns land (including pursuit costs) in the amount of $300 million for the future development of 15 of the 46 Development Rights.  Construction is expected to commence in 2014 on 9 of the 15 Development Rights for which land is owned with a total basis of $207 million.

(3)	Includes the disposition of one development right controlled via land option, which was sold during the second quarter for a net gain.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2013.

Attachment 13

AvalonBay Communities, Inc.

Unconsolidated Real Estate Investments

December 31, 2013

(Dollars in thousands)

(unaudited)

		Company		# of			Debt
	# of	Ownership		Apartment	NOI (3)			Interest
Unconsolidated Real Estate Investments (1)	Communities	Percentage (2)		Homes	Q4 2013	Full Year 2013	Amount (3)	Rate (4)

AvalonBay Value Added Fund, L.P. (5)	4	15.2%		724	$3,499	$18,537	$66,132	5.86%

AvalonBay Value Added Fund II, L.P.	12	31.3%		5,050	13,973	55,617	467,959	4.34%

Multifamily Partners AC LP (6)	9	28.6%		1,726	6,884	23,841	330,007	3.95%

Multifamily Partners AC JV LP (6)	2	20.0%		818	4,161	14,400	162,300	6.00%

CVP I, LLC	1	20.0%	(7)	361	3,815	15,219	117,000	0.63%

MVP I, LLC	1	25.0%	(7)	313	2,654	10,506	105,000	6.02%

Brandywine Apartments of Maryland, LLC (6)	1	28.7%		305	1,201	3,947	24,839	4.30%
Total Unconsolidated Real Estate Investments	30			9,297	$36,187	$142,067	$1,273,237	4.33%

(1)	Total unconsolidated real estate investments excludes the real estate investments owned through the joint ventures entered into with Equity Residential as part of the Archstone acquisition.

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)

NOI and outstanding indebtedness is presented at 100 percent. NOI includes amounts from communities disposed during the periods presented, and excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(4)	Represents the weighted average interest rate as of December 31, 2013.

(5)	Amounts for this venture include one community for which the Company acquired the secured note, and therefore consolidates for financial reporting purposes.

(6)	The Company acquired its interest in this venture as part of the Archstone acquisition in February 2013. Therefore, full year NOI includes the results of operations from March to December 2013.

(7)

After the venture makes certain threshold distributions to the third-party partner, we will generally receive approximately 50% of all further distributions. During the three months and year ended December 31, 2013 the Company recognized incremental income related to distributions received for its promoted interest in CVP I, LLC of $1,139 and $5,527, respectively, and recognized income related to distributions received for its promoted interest in MVP I, LLC of $140 and $516, for the three months and year ended December 31, 2013, respectively.  The amounts the Company recognized for its promoted interests are in excess of its proportionate ownership interest.

Attachment 14

AvalonBay Communities, Inc.

Summary of Disposition Activity (1)

as of December 31, 2013

(Dollars in thousands)

(unaudited)

				Accumulated		Weighted Average
Number of	Weighted Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Hold Period (Years)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Mkt. Cap Rate (2) (3)	Unleveraged IRR (2) (3)

2004- 2008:
31 Communities, 1 Office Building	9.9	$1,754,028	$887,984	$129,322	$758,662	4.6%	15.8%
8 Land Parcels (4)

2009:
5 Communities, 2 Land Parcels (5)	10.9	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (5)	14.0	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (6)	13.4	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
4 Communities, 1 Land Parcel (7)	13.9	$280,550	$146,591	$67,178	$79,413	5.3%	10.6%

2013:
8 Communities, 1 Land Parcel (8)	13.4	$937,070	$279,206	$96,745	$182,461	4.9%	12.8%

2004 - 2013 Total
54 Communities, 2 Office Buildings,	12.6	$3,656,399	$1,743,704	$518,147	$1,225,557	4.9%	14.3%
15 Land Parcels

(1)

Provides disposition activity for the most recent 10 year periods and excludes dispositions by Fund I and AvalonBay Value Added Fund II, L.P. (“Fund II”), and dispositions to joint venture entities in which the Company retains an economic interest.

(2)	See Attachment #17- Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company’s investment periods are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)	GAAP gains for sales during this period include the Company’s proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(5)

2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(6)

2011 results exclude the Company’s proportionate GAAP gain of $7,675 associated with an asset exchange. 2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded in prior periods, on two of the land parcels sold.

(7)

2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold. 2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(8)

2013 results include the sale of four Archstone communities for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to a holding period of less than one year. 2013 Accumulated Depreciation and Other includes $1,955 in impairment charges, recorded in a prior period, for the Company’s basis in the unconsolidated venture sold.

Attachment 15

2014 Financial Outlook

As of January 29, 2014

(dollars in millions, except per share data)

Job and Income Growth Assumptions (1)	US Average	AvalonBay Markets

2014 Expected job growth	1.7%	1.6%

2014 Expected total personal income growth	5.9%	5.4%

		Annual 2014

LIBOR Assumption		0.25% to 0.40%

Projected Earnings per Share		$4.31 to $4.61

Less - Net gain on asset sales, per share		$1.02 to $1.32

Plus - Real estate depreciation, per share		$3.31 to $3.61

Projected FFO per share range (2)		$6.60 to $6.90

Expected per share acquisition and other non-routine costs, net		$0.02

Projected FFO per share change at the mid-point of outlook ranges

Projected FFO per share change		33.7%

Projected FFO per share change adjusted for non-routine items in 2013 and 2014		8.7%

Established Communities

Established Communities portfolio - Full Year 2014 vs. Full Year 2013(3):
Rental revenue change		3.0% to 4.25%
Operating expense change		2.0% to 3.0%
Net Operating Income change		3.0% to 5.0%

Established Communities Effective April 1, 2014 - Q2-Q4 2014 vs. Q2-Q4 2013(3):
Rental revenue change		3.0% to 4.25%
Operating expense change		2.0% to 3.0%
Net Operating Income change		3.0% to 5.0%

Projected Net Operating Income, three months ended 3/31/14 (Q1 14) for Stabilized Communities acquired in the Archstone acquisition		$57 - $60

Development and Redevelopment Activity (4)

Development Starts: Expected Total Capital Cost for Communities started in 2014		$1,400
Development Completions: Expected Total Capital Cost for Communities completed during 2014		$1,100
Development Spend: Expected Total Capital Cost to be incurred for Communities during 2014		$1,400

Development homes completed and delivered in 2014		5,100
Development homes occupied in 2014		4,700

Redevelopment Spend: Expected Total Capital Cost to be incurred for Communities during 2014		$100

External Funding Activity - Sources (Uses)

New capital from asset sales and new unsecured debt and equity		$1,500
Secured and unsecured debt redemptions and amortization		($167)
Weighted average effective interest rate on maturing debt		5.5%

Capitalized Interest		$70 to $80

Change in Expensed Overhead (Corporate G&A, Property and Investment Management)		-5% to +5%

(1)	Source: Moody’s Analytics, NABE annual non-farm job growth forecast as of December 2013.
(2)	This term is a non-GAAP measure or other term that is described more fully on Attachment 17.
(3)

Outlook for Established Communities portfolio for full year 2014 excludes communities acquired in the Archstone acquisition.  Established Communities Effective April 1, 2014 includes communities acquired in the Archstone acquisition.

(4)	Includes 2014 activity discussed in this release.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2013.

Attachment 16

Projected Sources and Uses of Cash

(dollars in millions)

Full Year
2014 (1)

Sources of Funds:
New capital from asset sales and capital markets activity	$1,500
Cash from operations, net (2)	200

Total Sources of Funds	$1,700

Uses of Funds:
Development and redevelopment activity, including investments in land for future development	$1,500
Secured and unsecured debt redemptions and amortization	200

Total Uses of Funds	$1,700

(1)	Amounts generally represent midpoints of management’s expected ranges for 2014.

(2)	Represents expected cash from operations, net of expected recurring capital expenditures and expected dividend payments.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2013.

Attachment 17

AvalonBay Communities, Inc

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2013	2012	2013	2012

Net income attributable to common stockholders	$252,212	$122,356	$353,141	$423,869
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	106,123	66,036	582,325	265,627
Distributions to noncontrolling interests, including discontinued operations	8	7	32	28
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(2,941)	(6,501)	(14,453)	(7,972)
Gain on sale of previously depreciated real estate assets	(160,058)	(51,262)	(278,231)	(146,311)
Gain on acquisition of unconsolidated real estate entity	--	--	--	(14,194)

FFO attributable to common stockholders	$195,344	$130,636	$642,814	$521,047

Average shares outstanding - diluted	129,611,467	102,863,336	127,265,903	98,025,152

Earnings per share - diluted	$1.95	$1.19	$2.78	$4.32

FFO per common share - diluted	$1.51	$1.27	$5.05	$5.32

The Company’s results for the quarter and year ended December 31, 2013 and the comparable prior year periods include the non-routine items outlined in the following table:

Attachment 17

	Q4	Q4	Full Year	Full Year
	2013	2012	2013	2012

FFO per share, actual	$ 1.51	$ 1.27	$ 5.05	$ 5.32

Non-Routine Items
Loss on interest rate contract	-	-	0.40	-
Archstone acquisition and joint venture costs	(0.01)	0.09	0.63	0.09
Compensation plan update and severance charges	(0.01)	-	0.03	0.01
Land gains and joint venture activity	-	(0.02)	-	(0.06)
Debt prepayment penalty and deferred finance charge write-off	0.11	0.01	0.12	0.03
Asset reductions (1)	0.01	0.03	-	0.03
Legal settlement and other	0.01	-	-	0.01
FFO per share, as adjusted for non-routine items	$ 1.62	$ 1.38	$ 6.23	$ 5.43

(1) Amounts for 2013 include the write off of leasehold improvements. Amounts for 2012 include losses incurred related to Superstorm Sandy, and the write off of certain costs related to a commercial tenant.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2014 to the range provided for projected earnings (loss) per share (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q1 2014	$0.97	$1.01
Projected depreciation (real estate related)	0.81	0.85
Projected gain on sale of operating communities	(0.18)	(0.22)

Projected FFO per share (diluted) - Q1 2014	$1.60	$1.64

Projected EPS (diluted) - Full Year 2014	$4.31	$4.61
Projected depreciation (real estate related)	3.31	3.61
Projected gain on sale of operating communities	(1.02)	(1.32)

Projected FFO per share (diluted) - Full Year 2014	$6.60	$6.90

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating

Attachment 17

performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2013	2012	2013	2013	2013	2013	2012

Net income	$ 252,090	$ 122,384	$ (10,885)	$ 36,097	$ 75,469	$ 352,771	$ 423,562
Indirect operating expenses, net of corporate income	10,881	7,862	10,780	10,852	9,041	41,554	31,911
Investments and investment management expense	836	1,545	1,043	1,096	1,015	3,990	6,071
Expensed acquisition, development and other pursuit costs	(991)	9,601	2,176	3,806	40,059	45,050	11,350
Interest expense, net	44,630	36,117	43,945	45,653	38,174	172,402	136,920
Loss on interest rate contract	--	--	53,484	(2,484)	--	51,000	--
Loss on extinguishment of debt, net	14,921	--	--	--	--	14,921	1,179
General and administrative expense	8,311	7,703	9,878	11,345	10,039	39,573	34,101
Joint venture (income) loss	(5,090)	(11,113)	(3,260)	940	18,564	11,154	(20,914)
Depreciation expense	104,806	62,482	159,873	189,977	105,559	560,215	243,680
Casualty and impairment loss	--	1,449	--	--	--	--	1,449
Gain on sale of real estate assets	(160,058)	(51,262)	--	(33,922)	(84,491)	(278,471)	(146,591)
Income from discontinued operations	(3,823)	(6,761)	(5,063)	(2,081)	(5,746)	(16,713)	(26,820)
Gain on acquisition of unconsolidated real estate entity	--	--	--	--	--	--	(14,194)
NOI from continuing operations	$ 266,513	$ 180,007	$ 261,971	$ 261,279	$ 207,683	$ 997,446	$ 681,704

Established:
New England	$ 29,277	$ 28,786	$ 28,568	$ 29,409	$ 27,712	$ 114,966	$ 112,879
Metro NY/NJ	43,697	42,150	43,327	43,449	42,439	172,912	165,638
Mid-Atlantic	17,682	18,218	17,652	18,330	18,187	71,851	71,787
Pacific NW	7,744	7,782	7,752	7,937	7,850	31,283	29,696
No. California	26,832	24,930	28,009	26,295	25,609	106,745	95,585
So. California	20,542	19,836	20,165	20,375	20,100	81,182	77,208
Total Established	145,774	141,702	145,473	145,795	141,897	578,939	552,793
Other Stabilized (excluding Archstone)	29,021	25,871	29,390	28,311	27,713	114,435	84,671
Other Stabilized - Archstone	66,512	--	65,654	68,838	23,720	224,724	--
Development/Redevelopment	25,206	12,434	21,454	18,335	14,353	79,348	44,240
NOI from continuing operations	$ 266,513	$ 180,007	$ 261,971	$ 261,279	$ 207,683	$ 997,446	$ 681,704

Attachment 17

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2012 through December 31, 2013 or classified as held for sale at December 31, 2013).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2013	2012	2013	2012

Income from discontinued operations	$ 3,823	$ 6,761	$ 16,713	$ 26,820
Interest expense, net	--	--	--	133
Loss on extinguishment of debt	--	--	--	602
Depreciation expense	345	3,282	13,500	16,414

NOI from discontinued operations	$ 4,168	$ 10,043	$ 30,213	$ 43,969

NOI from assets sold	3,388	9,193	26,902	40,707
NOI from assets held for sale	780	850	3,311	3,262

NOI from discontinued operations	$ 4,168	$ 10,043	$ 30,213	$ 43,969

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 17

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year

	2013	2012	2013	2012

Rental revenue (GAAP basis)	$ 210,788	$ 203,632	$ 834,014	$ 799,265
Concessions amortized	164	89	333	825
Concessions granted	(350)	(55)	(737)	(305)

Rental revenue (with concessions on a cash basis)	$ 210,602	$ 203,666	$ 833,610	$ 799,785

% change -- GAAP revenue		3.5%		4.3%

% change -- cash revenue		3.4%		4.2%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended December 31, 2013 as well as prior years’ activities is presented on Attachment 14.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2013 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 252,212
Interest expense, net	44,630
Depreciation expense	104,806
Depreciation expense (discontinued operations)	345

EBITDA	$ 401,993

EBITDA from continuing operations	$ 237,767
EBITDA from discontinued operations	164,226

EBITDA	$ 401,993

EBITDA from continuing operations	$ 237,767

Interest expense, net	$ 44,630

Interest coverage	5.3

Attachment 17

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the full year ended December 31, 2013 is as follows (dollars in thousands):

Attachment 17

NOI for Established Communities	$ 578,939
NOI for Other Stabilized Communities (excluding Archstone)	114,435
NOI for Other Stabilized - Archstone	224,724
NOI for Development/Redevelopment Communities	79,348
NOI for discontinued operations	30,213
Total NOI generated by real estate assets	1,027,659
NOI on encumbered assets	299,635
NOI on unencumbered assets	$ 728,024

Unencumbered NOI	71%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year.  Therefore, for 2013, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2012 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  For 2013, Established Communities do not include communities acquired as part of the Archstone acquisition.

In 2014, the Company anticipates updating its Established Communities portfolio effective January 1, 2014 and April 1, 2014. See below for definition of “Established Communities Effective April 1, 2014”. The communities included in the Established Communities portfolio as of January 1, 2014 will include communities that were owned and had Stabilized Operations as of January 1, 2013, and therefore will exclude communities acquired as part of the Archstone acquisition.

Established Communities Effective April 1, 2014 will include communities that were owned and had Stabilized Operations as of April 1, 2013, and therefore will include communities acquired as part of the Archstone acquisition that had Stabilized Operations as of April 1, 2013, as well as certain other communities which the Company developed, redeveloped or acquired that had Stabilized Operations as of April 1, 2013.

Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2012, but have stabilized occupancy as of January 1, 2013. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold. Beginning in the quarter ended March 31, 2013, Other Stabilized Communities includes the stabilized operating communities acquired as part of the Archstone acquisition.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up,  reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual

Attachment 17

average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Average Post-Renovated Rent per Home for Redevelopment Communities reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue once all homes have been renovated and subsequently re-leased.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.